                                                                  EXHIBIT 12.2


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
 OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Mellon Bank Corporation (and its subsidiaries)
--------------------------------------------------------------------------------------------------------------
                                                                Three months ended          Nine months ended
                                                                   September 30,               September 30,
(dollar amounts in thousands)                                   1995          1994          1995          1994
--------------------------------------------------------------------------------------------------------------
Income before income taxes                                  $278,044      $150,364    $  820,995    $  661,095
Fixed charges: interest expense (excluding
 interest on deposits), one-third of rental
 expense net of income from subleases, and
 amortization of debt issuance costs                         118,485        81,547       333,125       212,833
--------------------------------------------------------------------------------------------------------------
   Total earnings (as defined), excluding
     interest on deposits                                    396,529       231,911     1,154,120       873,928
Interest on deposits                                         227,438       144,720       652,074       363,433
--------------------------------------------------------------------------------------------------------------
   Total earnings (as defined)                              $623,967      $376,631    $1,806,194    $1,237,361
--------------------------------------------------------------------------------------------------------------
Preferred stock dividend requirements (a)                   $ 15,596      $ 26,464    $   46,786    $   76,475
--------------------------------------------------------------------------------------------------------------
Ratio of earnings (as defined) to fixed charges:
  Excluding interest on deposits                                3.35          2.84          3.46          4.11
  Including interest on deposits                                1.80          1.66          1.83          2.15
Ratio of earnings (as defined) to combined
 fixed charges and preferred stock dividends:
  Excluding interest on deposits                                2.96          2.15          3.04          3.02
  Including interest on deposits                                1.73          1.49          1.75          1.90
--------------------------------------------------------------------------------------------------------------

(a) Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends.